AMASYS Corporation
625 N. Washington Street
Alexandria, VA 22314
703-797-8111
                                              Releases:         Immediate
                                              Contact:          Amber Gordon
                                                                703-797-8111

                   AMASYS SIGNS AGREEMENTS TO EXCHANGE SHARES
                       WITH WORLD MINERAL CORPORATION AND
                       TO REDEEM & CONVERT PREFERRED STOCK






     Alexandria, VA - September 27, 2006 - AMASYS Corporation (AMASYS) today announced it has signed an agreement to acquire all of the shares of common stock of World Mineral Corporation (WMC) from WMC shareholders solely in exchange for an aggregate of 14,775,000 newly issued shares of AMASYS common stock. As part of the contemplated transaction, AMASYS has signed agreements to redeem and convert all of its outstanding Series A Preferred Stock.

     Following the closing of the contemplated transaction (which is anticipated to occur within the next 90 days), WMC will become a wholly-owned subsidiary of AMASYS and the newly issued shares held by WMC will represent approximately 74% percent of the total outstanding shares of common stock of AMASYS.

     AMASYS has also executed an agreement to redeem from the holders of its Preferred Stock, pro rata to their respective ownership interests, 55,209 shares of AMASYS Series A Preferred Stock (the "Series A") in consideration for: (a) AMASYS' entire interest in the outstanding promissory note in favor of AMASYS made by Comtex News Network, Inc. in the principal amount of $857,000; and (b) 2,153,437 shares of Comtex common stock. Pursuant to the agreement, the holders of the Preferred convert the balance of the Series A shares, together with any and all rights to accrued but unpaid dividends thereon, into 2,111,860 shares of AMASYS Common Stock.

     "The Board of Directors believes the share exchange agreement with World Mineral Corporation, combined with the redemption and conversion of the Series A Preferred Stock, presents the best option for AMASYS' common stockholders. Given the prospects of liquidation - in which the holders of AMASYS' Preferred Stock would have had a preference which value exceeded the value of all AMASYS' assets -- the share exchange agreement facilitates the continuing status of AMASYS as a public company," said C.W. Gilluly, President of AMASYS.



Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may," "believe" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events related to changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. AMASYS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #